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                                                                     EXHIBIT 2.2

                     IN THE UNITED STATES BANKRUPTCY COURT

                         FOR THE DISTRICT OF DELAWARE

IN RE:                        :
                              :    CASE NO. 98-661(PJW)
PORTACOM WIRELESS, INC.,      :
                              :    CHAPTER 11
               DEBTOR.        :


                  STIPULATION AND ORDER IN LIEU OF OBJECTION
                  ------------------------------------------

     This Stipulation and Order In Lieu of Objection ("Stipulation") is made as of the 23rd day of April, 1998, by and among PortaCom Wireless, Inc. ("Debtor"), VDC Corporation Ltd. ("Buyer") and the Official Committee of Unsecured Creditors of PortaCom Wireless, Inc. ("Committee"), by and through their respective undersigned counsel.

                             W I T N E S S E T H:

     WHEREAS, on March 23, 1998, Debtor filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code ("Code"), commencing a case in the United States Bankruptcy Court for the District of Delaware (the "Court"), which is pending at number 98-661 (the "Case"); and

     WHEREAS, on March 29, 1998, the Office of the United States Trustee convened a meeting of the twenty largest unsecured creditors of the Debtor for the purpose of appointing a committee of creditors; and

     WHEREAS, the Office of the United States Trustee appointed three creditors to the committee, which Committee engaged counsel; and

     WHEREAS, prior to the commencement of the Case, the Debtor and Buyer were parties to an asset purchase agreement and amendments thereto, pertaining to the Debtor's agreement to
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sell to Buyer its interest in and to 2,000,000 shares of common stock ("MAC
Shares") of Metromedia Asia Corporation ("MAC") and warrants to purchase an additional 4,000,000 of MAC common stock with a strike price of $4.00 per share ("MAC Warrants"); and

     WHEREAS, the Debtor and Buyer negotiated the terms of an Asset Purchase Agreement to be entered into in the Case and approved by the Court ("Purchase Agreement") and agreed upon the procedures pursuant to which the Purchase Agreement would be submitted to the Court for approval; and

     WHEREAS, together with the petition commencing the Case, the Debtor filed the Motion Of Debtor (A) To Establish Bidding Procedures And To Approve A Break-Up Fee In Connection With The Sale Of The Debtor's Interest In Certain Property Of The Estate And (B) To Approve The Form And Manner Of Notice ("Procedures Motion") with respect to the Purchase Agreement, which is attached hereto as Exhibit A and incorporated herein; and

     WHEREAS, the Committee expressed its intention to object to various provisions of the Procedures Motion and Notice, however, in lieu thereof, the Debtor, Buyer and Committee entered into that certain Stipulation and Order in Lieu of Objection ("Procedures Stipulation"), which is attached hereto as Exhibit B and incorporated herein; and

     WHEREAS, pursuant to the terms of the Procedures Stipulation that parties entered into an Escrow Agreement, among other things, to provide assurance to unsecured creditors that their allowed claims would be paid in full as a result of the consummation of the sale of the MAC Shares and MAC Warrants to Buyer ("Escrow Agreement"). A copy of the Escrow Agreement is attached hereto as Exhibit C and incorporated herein; and

     WHEREAS, on the petition date the Debtor fled the Motion of PortaCom Wireless, Inc. to Obtain Post-Petition Financing Pursuant to 11 U.S.C. (S) 364(c) ("DIP Motion") and after

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conducting a preliminary hearing in accordance with Fed.R.Bankr.P. 4001(c)(2), the Court entered a Preliminary Order thereon and scheduled a final hearing thereon for April 23, 1998; and

     WHEREAS, the Committee filed objections to the entry of the final order on the DIP Motion; and

     WHEREAS, the Debtor, Buyer and Committee, have agreed to resolve the Committee's concerns and objections by further modifying the terms of the Purchase Agreement, as amended by the Procedures Stipulation and Escrow Agreement, as more fully set forth below, in consideration of the Committee's waiver of its objections to the Procedures Motion and DIP Motion and the approval of the Amended Purchase Agreement, as defined below, at the hearing scheduled for April 23, 1998 to approve the same and confirm the Buyer as the "Successful Bidder;" and

     NOW, THEREFORE, intending to be legally bound hereby, for and in consideration of the mutual covenants set forth below, the parties agree as follows:

     1. The recitals set forth above are incorporated herein as though set forth below at length.

     2. The Purchase Agreement, as amended by the Procedures Stipulation and Escrow Agreement (as amended, the "Amended Purchase Agreement"), is incorporated herein and shall be amended pursuant to the terms set forth below. Capitalized terms used herein and not defined herein shall have the meaning ascribed to such term in the Amended Purchase Agreement.

     3. Section 1.1 shall be amended by deleting the definition for "Cash Purchase Escrow" and replacing it with the following:

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          "Cash Purchase Escrow" means that segregated, interest bearing escrow account established and maintained by the Debtor, funded by Buyer, in an amount equal to $2,682,000. The Cash Purchase Escrow may be funded by any combination of cash and stand-by letter of credit; provided, however, that the cash portion shall be in the minimum amount of $1,250,000. The holders of administrative claims to the extent of $82,000, and the holders of priority unsecured claims and general unsecured claims shall be the beneficiaries of this fund.

     4. Section 3.2(b) of the Amended Purchase Agreement is hereby amended by deleting the sub-section in its entirety and replacing it with the following:

          (b) At Closing, subject to adjustment provided for in Section 3.4 hereof, Buyer shall deliver to the Escrow Agent 5,300,000 newly issued shares of common stock, par value $2.00 per share, of Buyer in accordance with the provisions of Section 3.3 hereof (the "VDC Shares"). The number of VDC Shares to be issued to Debtor in consideration hereof shall equal the difference between (i) 5,300,000 and (ii) the difference between the principal amount of the Cash Purchase Escrow delivered to Seller (subject to and in accordance with the terms of Section 3.4 hereof) and the Indebtedness (the sum of the Pre-Petition Indebtedness and Post-Petition Loan), divided by the value of the VDC stock valued consistently with paragraph 14 of the Procedures Motion. For example, if the funds of the Cash Purchase Escrow delivered to Seller are in the amount of $1,400,000, the Indebtedness is $400,000 and the value of the VDC Shares is $6.00, the number of VDC Shares to be issued to Debtor is equal to 5,133,334 shares (5,300,000 - ((1,400,000 - 400,000)/6)); and

     5. Section 3.4 of the Amended Purchase Agreement is hereby amended by deleting the sub-section in its entirety and replacing it with the following:

          3.4  Closing and Post-Closing Adjustments of Cash Purchase Escrow and
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          VDC Shares.
          ----------

          (a) Forgiveness of the Indebtedness shall constitute initial payments and deposits against the Closing Purchase Price, and, as such, shall be applied towards the Closing Purchase Price under this Agreement upon the Closing Date.

          (b) At or before Closing, the Debtor shall deliver to the Escrow Agent a schedule containing the amounts and names of the holders of all priority unsecured and general unsecured claims which, as of the Closing Date (as defined in the Amended Purchase Agreement), are scheduled by the Debtor as fixed and liquidated, unsecured claims against the Debtor's estate and for which no proof(s) of claim has been filed or for which proof(s) of claim have been filed in the scheduled or a lesser amount ("Closing Date Claims"). At Closing, the Escrow

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          Agent shall deliver to Debtor from the Escrowed Funds cash in an amount equal to the Closing Date Claims for distribution to the holders of Closing Date Claims.

          (c) Upon the later of (i) Closing or (ii) the entry of a final, non-appealable Order by the Court approving or ratifying the settlement agreements entered into by the Debtor prior to the commencement of the Case ("Pre-Petition Settlements"), or otherwise authorizing a settlement and compromise upon the terms of, the Pre-Petition Settlements, including an Order confirming a plan of reorganization providing for such approval, ratification, or authorization, the Escrow Agent shall deliver to Debtor or the disbursing agent under such plan, as the case may be, cash and a portion of the VDC Shares in an amount equal to that to be distributed pursuant to the Pre-Petition Settlements. The consideration payable to the non-Debtor party to any Pre-Petition Settlement shall be deemed to constitute an Allowed Claim having a value in the amount of such consideration. In the event Debtor fails to obtain a final, non-appealable Order approving or ratifying any of the Pre-Petition Settlements, or otherwise authorizing a settlement and compromise upon the terms of such Pre-Petition Settlement, then any resulting claim asserted against the Debtor's estate shall constitute a Disputed Claim and be treated in accordance with paragraph 3.4(e) below.

          (d) Within seven (7) days after May 15, 1998 (the "Bar Date"), Debtor shall deliver to the Escrow Agent, Buyer and the Committee a schedule containing the amounts and names of holders of all claims, other than the Closing Date Claims, as to which, as of the Bar Date, proof(s) of claim have been filed in the scheduled or a lesser amount than that which was scheduled by the Debtor (collectively, the "Bar Date Claims"). The Bar Date Claims shall be deemed to constitute Allowed Claims. Within five (5) days after delivery by the Debtor of such schedule, the Escrow Agent shall deliver to Debtor from the Escrowed Funds cash in an amount equal to the Bar Date Claims for distribution to the holders of Bar Date Claims.

          (e) All claims against the Debtor's estate other than the Closing Date Claims, the Pre-Petition Settlements and the Bar Date Claims constitute "Disputed Claims." From time to time, and to the extent that any Disputed Claim becomes an Allowed Claim pursuant to a final, non-appealable Order of the Court ("Other Allowed Claim(s)"), the Escrow Agent shall deliver to Debtor or the disbursing agent under a plan of reorganization confirmed in the Debtor's case, as the case may be, for distribution to the holder(s) thereof, cash and/or a portion of the VDC Shares having an aggregate value equal to the aggregate amount of such Other Allowed Claim; and shall disburse to Buyer the 60% Credit (as defined below) on account of each such Other Allowed Claim.

          (f)  60% Credit.  The "60% Credit" shall equal 60% of the disallowed
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          portion of any Disputed Claim and constitute a reduction, from time to time and prior to the final disbursement provided for in section
          3.4(g) below, in Buyer's liability under the Letter of Credit and/or a payment in cash to Buyer, whichever Buyer may

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          from time to time elect in writing. In the event Buyer has elected to receive a reduction in its liability under the Letter of Credit, the Escrow Agent shall as is necessary to implement paragraph 3.4(g) hereof, send written notice of the 60% Credit(s) to the financial institution issuing the Letter of Credit.

          (g) Following the entry of an order confirming a plan of reorganization in the Case that provides for the consummation of the Amended Purchase Agreement and sale to Buyer, then the Escrow Agent may disburse not more than one million VDC Shares of the first allocation of VDC Shares that may be alienated by Debtor pursuant to
          Section 7.6 of the Amended Purchase Agreement to Debtor, which VDC Shares may be liquidated by Debtor, and the proceeds thereof available to pay administrative expenses or otherwise distributed to creditors (such VDC Shares shall be referred to as the "Administrative Shares").

          (h) After payment of all Closing Date Claims, Pre-Petition Settlements, Bar Date Claims, and Other Allowed Claims, the Escrow Agent shall make a final distribution of the Cash Purchase Escrow and VDC Shares:

               (i) To the Buyer: (A) of cash in an amount equal to the sum of the disallowed amount of Disputed Claims not previously disbursed as part of the 60% Credit, plus the Cash Portion funded in the Escrow Account in excess of the cash required to pay the Closing Date Claims, Bar Date Claims, cash paid under Pre-Petition Settlements, and cash paid to holders of Other Allowed Claims, plus all interest and other earnings on the Escrowed Funds, and (B) of the "Returned Shares," defined as a portion of the VDC Shares in an amount equal to the difference between (x) the total amount of the Escrowed Funds distributed on account of the Closing Date Claims, Bar Date Claims, Pre-Petition Settlements, Other Allowed Claims and Administrative Advance, as defined below, and (y) the Indebtedness, plus the fee incurred by Buyer to obtain the Letter of Credit, divided by the value of the VDC stock valued consistently with paragraph 14 of the Procedures Motion; and

               (ii) To the Debtor: of all of the VDC Shares remaining after distribution of the Returned Shares to Buyer and the Administrative Shares, or portion thereof, to Debtor.

          (i) The Escrowed Funds shall comprise in part the amount of $82,000.00, which amount may be disbursed by the Escrow Agent to the Debtor from time to time for the payment of administrative claims ("Administrative Advance"). The Administrative Advance may not be disbursed unless and until an Order is entered by the Bankruptcy Court approving the Sale Motion and confirming VDC as the Purchaser thereunder, but may be disbursed prior to Closing under the Amended Purchase Agreement. Thereafter, the Debtor shall submit advance requests to the Escrow Agent and Committee (to its counsel) and funds from the Administrative Advance will be disbursed by the Escrow Agent to the Debtor in amounts

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          approved by the Committee, which approval shall not be unreasonably withheld. The Committee shall be deemed to approve any advance requests as to which it has not notified the Debtor's counsel and Escrow Agent of an objection thereto within three (3) business days of its receipt of any such request.

     6. A final order shall be entered approving the Debtor In Possession Loan, Security and Pledge Agreement between the Debtor and Buyer ("DIP Financing Agreement"), authorizing Debtor to obtain post-petition financing in the amount advanced of $18,000.00, and prohibiting VDC from making further advances of funds or credit thereunder without further order of the Court.

     7. The Committee's objections to the DIP Motion and entry of the final order thereon are hereby withdrawn.

     8. Except as expressly modified hereby, the Amended Purchase Agreement, as amended by the Stipulation and Order in Lieu of Objection dated April 6, 1998 and the Escrow Agreement, Motion, Notice, DIP Financing Agreement and Final Order on the DIP Financing Agreement shall remain in full force and effect.

     9. The Committee hereby waives any and all objections to the Motion, Notice and approval of the Amended Purchase Agreement by the Court and confirmation of Buyer as the Successful Bidder and approved purchaser thereunder.

     10. The Debtor shall use its best efforts to review the claims asserted against the estate and interpose and pursue objects thereto. Any and all objections to claims shall be filed on or before May 22, 1998.

     11. This Stipulation and the approved form of Final Order on the DIP Motion set forth the entire agreement of the parties hereto with respect to the subject matter hereof and may be amended only by a writing signed by each party hereto and approved by the Court.

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     12.  This Stipulation shall inure to and be binding upon the parties hereto and their respective successor and assigns upon approval hereof by an Order of the Court.

     13. Counsel signing this Stipulation on behalf of the parties hereto each represent that they have all the requisite authority to bind their client hereto.

     14.  This Stipulation may be executed in counterparts.

     IN WITNESSETH WHEREOF, the parties hereto through their duly authorized counsel, have signed this Stipulation the day and year first above written.

                                   PORTACOM WIRELESS, INC.


Dated:  April 23, 1998                  /s/ Jeffrey Kurtzman
                                        -----------------------------------
                                   By:  Jeffrey Kurtzman, Esquire

                                   Special Counsel to PortaCom Wireless, Inc.


                                   VDC CORPORATION, LTD.


Dated:  4/23/98                         /s/ Stuart M. Brown
                                        -----------------------------------
                                   By:  Kenneth E. Aaron, Esquire
                                        Stuart M. Brown, Esquire

                                   Counsel to VDC Corporation, Ltd.

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                                   OFFICIAL COMMITTEE OF UNSECURED CREDITORS


Dated:                             /s/ Francis Lawall
                                   ----------------------------------------
                                   By:  Francis Lawall, Esquire
                                        J. Gregg Miller, Esquire

                                   Counsel to Official Committee of Unsecured
                                   Creditors

                                   ESCROW AGENT - KLEHR, HARRISON, HARVEY,
                                   BRANZBURG & ELLERS, LLP


Dated:  April 23, 1998             /s/ Jeffrey Kurtzman
                                   ----------------------------------------
                                   By:  Jeffrey Kurtzman, Partner


     APPROVED and so ORDERED, ADJUDGED and DECREED, this 23 day of April, 1998.


                                   /s/ Peter J. Walsh
                                   ----------------------------------------
                                   Peter J. Walsh,
                                   United States Bankruptcy Judge

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